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                                                                    Exhibit 4.10
                                OPTION AGREEMENT

         This Option agreement (the "Agreement") is made and entered into as of the 24th day of January, 2002, by and between NELnet, Inc., a Nevada corporation ("NELnet") and Hilario Arguinchona ("Arguinchona").

         WHEREAS, NELnet wishes to grant an option to Arguinchona to purchase certain stock in Nelnet Loan Services, Inc., f/k/a UNIPAC Service Corporation, a Nebraska corporation ("NLSI") under the terms specified herein; and

         WHEREAS, if Arguinchona exercises his option to purchase certain NLSI stock as provided herein, then NELnet wishes to grant an option to Arguinchona to sell such stock and Arguinchona wishes to grant an option to NELnet to purchase such stock, all under the terms as specified herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises and agreements contained herein, the parties hereto agree as follows:

                                       I.
                         DEFINITIONS AND USE OF PHRASES

         As used in this Agreement, the following capitalized terms, unless the context used clearly indicates another or different meaning or intent, shall have the following meanings:

         "Business Day" shall mean any day on which banks located in Lincoln, Nebraska, are not authorized or required to close.

         "Closing" shall mean the events that are to take place on the Exercise Date, including payment of the Exercise Price and delivery of the Common Stock, certificates and other items specified in this Agreement.

         "Common Stock" shall mean 3,250 shares of the issued and outstanding Class B Non-Voting Common Stock of NLSI, title and beneficial ownership of which is held by F&M on the date of delivery of this Agreement.

         "Exercise Date" shall mean the date identified in the Exercise Notice as the date on which one party hereto is to sell to the other party the Common Stock that is authorized hereunder to be the Exercise Date.

         "Exercise Notice" shall mean written notice from one party hereto to the other party stating that the party giving notice elects to exercise either the Purchase Option, the Put Option or the NELnet Call Option, subject to and upon the terms and conditions of such option, on a permitted Exercise Date specified in the notice.

Option Agreement

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         "F&M" shall mean Farmers & Merchants Investment Inc., a Nebraska corporation.

         "NLSI" shall mean Nelnet Loan Services, Inc., f/k/a UNIPAC Service Corporation, a Nebraska corporation.

         "NELnet" shall mean NELnet, Inc., a Nevada corporation.

         "NELnet Call Option" shall mean the right that NELnet acquires under this Agreement to require that Arguinchona sell the Common Stock to NELnet or its designee, subject to and in accordance with the terms and conditions of this Agreement.

         "NELnet Call Option Exercise Price" shall mean $1 million.

         "Person" shall mean any corporation, limited liability company, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

         "Purchase Option" shall mean the right that Arguinchona acquires under this Agreement to require that NELnet cause F&M to sell the Common Stock to Arguinchona, subject to and in accordance with the terms and conditions of this Agreement.

         "Purchase Option Exercise Price" shall mean $1 million.

         "Put Option" shall mean the right that Arguinchona acquires under this Agreement to require that NELnet purchase from Arguinchona all of the Common Stock owned by Arguinchona, subject to and in accordance with the terms and conditions of this Agreement.

         "Put Option Exercise Price" shall mean the greater of (i) $1,916,000, or (ii) the amount Arguinchona would receive upon sale of the Common Stock under the Stockholders Agreement.

         "Stockholders Agreement" shall mean the Stockholders Agreement dated as of March 2, 2000, among NLSI and shareholders of NLSI.

                                       II.
                              GRANT OF THE OPTIONS

         2.1 Grant. In return for the mutual covenants contained herein, NELnet hereby conveys and grants the Purchase Option and the Put Option to Arguinchona, and Arguinchona hereby conveys and grants the NELnet Call Option to NELnet.

                                       III.
                               THE PURCHASE OPTION

         3.1 Rights and Privileges. Arguinchona, as holder of the Purchase Option, is hereby granted the right and privilege, subject to and in accordance with the terms and conditions of this

Option Agreement

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Agreement, to require that NELnet sell or cause to be sold 3,250 shares of the
Common Stock that are owned by F&M, on the Exercise Date at a purchase price equal to the Purchase Option Exercise Price.

         3.2 Exercise Date. The Exercise Date with respect to the Purchase Option, may be any Business Day from and including February 1, 2002 (or the next Business Day if not a Business Day) to and including February 10, 2002 (or the next Business Day if not a Business Day).

         3.3 Exercise of the Purchase Option. In order to exercise the Purchase Option, Arguinchona must deliver to NELnet not less than three (3) days before the designated Exercise Date an Exercise Notice fully completed and executed by Arguinchona.

         3.4 Payment of Purchase Option Exercise Price. On the Exercise Date with respect to the Purchase Option, Arguinchona shall pay to NELnet the Purchase Option Exercise Price in immediately available funds by wire transfer to the account and bank of which NELnet shall give Arguinchona prior written notice.

         3.5 Delivery of Common Stock. On the Exercise Date with respect to the Purchase Option, and upon receipt of the Purchase Option Exercise Price as aforesaid, NELnet shall deliver or cause to be delivered to or upon the order of Arguinchona one or more stock certificates representing 3,250 shares of the issued and outstanding Common Stock that is owned by F&M, signed by F&M, who is the owner of such Common Stock and listing Arguinchona as the transferee.

         3.6 Conversion of Stock. If the Common Stock is converted into stock of any other corporation pursuant to merger or other combination, all terms and provisions of this Agreement shall apply to such converted stock.

         3.7 Stockholders Agreement. On or before the Exercise Date with respect to the Purchase Option, Arguinchona shall execute and deliver to NELnet the NLSI Stockholder's Agreement.

                                       IV.
                                 THE PUT OPTION

         4.1 Rights and Privileges. Arguinchona, as holder of the Put Option, is hereby granted the right and privilege, subject to and in accordance with the terms and conditions of this Agreement, to require that NELnet purchase 3,250 shares of the Common Stock that is acquired by Arguinchona pursuant to the Purchase Option, on the Exercise Date at a purchase price equal to the Put Option Exercise Price.

         4.2 Exercise Date. The Exercise Date with respect to the Put Option may be any Business Day from and including February 1, 2007 (or the next Business Day if not a Business Day) to and including February 1, 2008 (or the next Business Day if not a Business Day).

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         4.3      Exercise of the Put Option. In order to exercise the Put
Option, Arguinchona must deliver to NELnet not less than thirty (30) days and not more than sixty (60) days before the designated Exercise Date with respect to the Put Option an Exercise Notice fully completed and executed by Arguinchona.

         4.4 Payment of Put Option Exercise Price. On the Exercise Date with respect to the Put Option, NELnet shall pay (or shall cause its designee to pay) to Arguinchona the Put Option Exercise Price in immediately available funds by wire transfer to the account and bank of which Arguinchona shall give NELnet prior written notice.

         4.5 Delivery of Common Stock. On the Exercise Date with respect to the Put Option, Arguinchona shall deliver to or upon the order of NELnet or its designee one or more stock certificates representing 3,250 shares of the issued and outstanding Common Stock that is owned by Arguinchona together with one stock power for each such stock certificate, in each case signed by Arguinchona, who will be the owner of such Common Stock free and clear from all liens or encumbrances of any nature and listing NELnet or its designee as the transferee.

         4.6 Conversion of Stock. If the Common Stock is converted into stock of any other corporation pursuant to merger or other combination, all terms and provisions of this Agreement shall apply to such converted stock.

         4.7 Conditions Precedent. As conditions to Arguinchona's right to the Put Option, Arguinchona shall have (i) exercised the Purchase Option as described in Article III above, (ii) executed and delivered the NLSI Stockholder's Agreement, and (iii) furnished consulting services in accordance with the terms of the Consulting Agreement between Idaho Financial Associates, Inc., and Arguinchona dated as of January 24, 2002, for a period of at least five years prior to any termination of such consulting relationship.

                                       V.
                             THE NELNET CALL OPTION

         5.1 Rights and Privileges. NELnet, as holder of the NELnet Call Option, is hereby granted the right and privilege, subject to and in accordance with the terms and conditions of this Agreement, to require that Arguinchona sell 3,250 shares of the Common Stock owned by Arguinchona, on the Exercise Date with respect to the NELnet Call Option at a purchase price equal to the NELnet Call Option Exercise Price.

         5.2 Exercise Date. The Exercise Date with respect to the NELnet Call Option may be any Business Day from and including the date first set forth in this Agreement, to and including February 1, 2008 (or the next Business Day if not a Business Day).

         5.3 Exercise of the NELnet Call Option. In order to exercise the NELnet Call Option, NELnet must deliver to Arguinchona not less than thirty (30) days and not more than sixty (60) days before the designated Exercise Date with respect to the NELnet Call Option an Exercise Notice fully completed and executed by NELnet.

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         5.4      Payment of NELnet Call Option Exercise Price. On the Exercise
Date with respect to the NELnet Call Option, NELnet shall pay to Arguinchona the NELnet Call Option Exercise Price in immediately available funds by wire transfer to the account and bank of which Arguinchona shall give NELnet prior written notice.

         5.5 Delivery of Common Stock. On the Exercise Date with respect to the NELnet Call Option, Arguinchona shall deliver to or upon the order of NELnet or its designee one or more stock certificates representing 3,250 shares of the issued and outstanding Common Stock that is owned by Arguinchona together with one stock power for each such stock certificate, in each case signed by Arguinchona, who will be the owner of such Common Stock free and clear from all liens or encumbrances of any nature and listing NELnet or its designee as the transferee.

         5.6 Conversion of Stock. If the Common Stock is converted into stock of any other corporation pursuant to merger or other combination, all terms and provisions of this Agreement shall apply to such converted stock.

         5.7 Conditions Precedent. NELnet's rights under the NELnet Call Option shall be conditioned upon (i) Arguinchona's exercise of the Purchase Option as set forth in Article I above, and (ii) termination of the consulting relationship between Idaho Financial Associates, Inc., and Arguinchona pursuant to the Consulting Agreement dated as of January 24, 2002, by Idaho Financial Associates, Inc., early for cause or by Arguinchona so as to have a duration of less than five years.

                                       VI.
                         REPRESENTATIONS AND WARRANTIES

         6.1 NELnet's Representations and Warranties. NELnet hereby represents and warrants, on and as of the date hereof and, only with respect to
Section 6.1(a) hereof, on and as of the Exercise Date with respect to the Purchase Option, as follows:

                  (a) Ownership of Common Stock. F&M is the lawful record and beneficial owner of 3,250 shares in the aggregate of the issued and outstanding Class B Non-Voting Common Stock of NLSI, free and clear of all liens, claims, security interests, pledges, encumbrances and restrictions of every kind or nature whatsoever except for restrictions arising from that certain Stockholders Agreement dated as of March 2, 2000 (the "Stockholders Agreement") among shareholders of NLSI. Other than this Agreement and the Stockholders Agreement, there are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever, under which NLSI or F&M are or may become obligated to issue, assign or transfer any shares of the capital stock of NLSI. Upon the delivery to Arguinchona at the Closing of the certificates representing the Common Stock, Arguinchona will be the lawful owner of the Common Stock, free and clear of all liens, claims, security interests,

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         pledges, encumbrances or restrictions of any kind or nature whatsoever
         (other than the Stockholders Agreement).

                  (b) Power and Authority; No Conflict or Consent. NELnet has the necessary power and authority to enter into this Agreement and to perform the obligations to be performed by NELnet hereunder, and this Agreement is valid and binding upon NELnet and enforceable in accordance with its terms, subject to all bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity, whether applied in a proceeding in equity or in law. The execution and delivery of this Agreement by NELnet does not, and the consummation of the transactions contemplated hereby and the performance by NELnet of the terms of this Agreement will not result in the acceleration of any obligation under, or constitute an event of default under any agreement, instrument, order, judgment or decree to which NLSI or NELnet is bound or require the consent of any lender or other third party not obtained.

         6.2 Representations and Warranties to NELnet. Arguinchona hereby represents and warrants to NELnet, on and as of the date hereof and, only with respect to Section 6.2(a) hereof, on and as of the Exercise Date with respect to the Put Option and the NELnet Call Option, as follows:

                  (a) Ownership of Stock. Arguinchona is the lawful record and beneficial owner of 3,250 shares in the aggregate of the issued and outstanding Class B non-voting Common Stock of NLSI, free and clear of all liens, claims, security interests, pledges, encumbrances and restrictions of every kind or nature whatsoever, except for restrictions arising from the Stockholder's Agreement. Other than this Agreement and the Stockholder's Agreement, there are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any nature or character whatsoever, under which Arguinchona is or may become obligated to issue, assign or transfer any shares of the capital stock of NLSI. Upon the delivery to NELnet or its designee at the Closing of the certificates representing the Common Stock, NELnet will be the lawful owner of the Common Stock, free and clear of all liens, claims, security interests, pledges, encumbrances or restrictions of any kind or nature whatsoever (other than the Stockholder's Agreement).

                  (b) Power and Authority; No Conflict or Consent. Arguinchona has the necessary power and authority to enter into this Agreement and to perform the obligations to be performed hereunder. This Agreement is valid and legally binding upon Arguinchona, enforceable in accordance with its terms, subject to all applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity, whether applied in a proceeding in equity or in law. The execution of this Agreement and the performance by Arguinchona of the various terms and provisions hereof will

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         not result in the acceleration of any obligation under, or constitute an event of default under any agreement, instrument, order, judgment or decree to which Arguinchona is a party or by which it is bound, or require the consent of any lender or other third party not obtained.

                                      VII.
                              CONDITIONS PRECEDENT

         7.1 Conditions. If any party exercises any of the options in accordance with this Agreement, the obligation of the other party hereunder shall be subject to the satisfaction or waiver of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the party exercising such option set forth herein shall be true and correct in all material respects on the Exercise Date as if made on and as of such date, and the non-exercising party shall have received a certificate to such effect, executed by the party exercising the option and dated as of the Exercise Date.

                  (b) Performances and Covenants. The party exercising the option shall have performed all of its obligations contained in this Agreement to be performed on or prior to the Exercise Date and the non-exercising party shall have received a certificate to such effect, executed by the party exercising the option and dated as of the Exercise Date.

                                      VIII.
                                 MISCELLANEOUS

         8.1 Binding Effect, Persons Benefitting, No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto. Nothing in this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties hereto any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by either party. This Agreement shall inure to the benefit of and be binding upon the successor party hereto only if the other party has given its consent thereto.

         8.2 Amendments. This Agreement may not be amended, altered or modified except by a written instrument executed by the parties hereto.

         8.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall constitute one and the same instrument.

         8.4 Entire Agreement; Attachments. This Agreement, including the Attachments, certificates and lists referred to herein or attached hereto, and any documents executed by the parties pursuant thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

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         8.5      Indemnification. Each party hereto agrees to indemnify and hold the other harmless from and against any loss, damage, liability or expense (including, without limitation, reasonable attorneys' fees) arising out of or in connection with the breach of such party's covenants, representations or warranties hereunder. This section 8.5 shall survive the Exercise Date and Closing.

         8.6 Notices. Except as otherwise expressly provided herein, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or by overnight courier, two days after being sent by registered mail, return receipt requested, or when sent by telecopy (with receipt confirmed), provided, in the case of a telecopied notice, a copy is also sent by registered mail, return receipt requested, or by courier, addressed as follows (or to such other address as a party may designate by notice to the other):

                  If to Arguinchona:

                           Hilario Arguinchona
                           Idaho Financial Associates, Inc.
                           709 East River Park Place
                           Boise, Idaho 83706
                           Telephone: 208/344-3776
                           Facsimile: 208/344-3917

                  If to NELnet:

                           Mike Dunlap
                           NELnet, Inc.
                           6801 South 27th Street
                           Lincoln, Nebraska 68501
                           Telephone: 402/323-1131
                           Facsimile: 402/323-1286

         IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be duly executed as of the day and year first above written.

NELnet, Inc.

By:    /s/ Terry Heimes                        /s/ Hilario Arguinchona
       ----------------------                  ---------------------------------
Title: CFO                                     Hilario Arguinchona

Option Agreement

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